UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL FILING


LOCKHEED MARTIN CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
539830109
(CUSIP NUMBER)
12/31/2017
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                              (X)  RULE 13D-1 (B)
                              ( )  RULE 13D-1 (C)
                              ( )  RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).













CUSIP NO: 539830109   13G         Page 2 of 9 Pages

1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION
    I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

    1,585,596 SHARES

6.  SHARED VOTING POWER

    45,474,016

7.  SOLE DISPOSITIVE POWER

    0 SHARES

8.  SHARED DISPOSITIVE POWER

    47,059,612

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    47,059,612

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    16.41%

12. TYPE OF REPORTING PERSON

    HC



CUSIP NO: 539830109   13G         Page 3 of 9 Pages

1. STATE STREET BANK AND TRUST COMPANY ACTING IN VARIOUS CAPACITIES I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-1867445
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

    1,585,596 SHARES

6.  SHARED VOTING POWER

    35,538,474

7.  SOLE DISPOSITIVE POWER

    0 SHARES

8.  SHARED DISPOSITIVE POWER

    17,400

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    37,124,070*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    12.95%

12. TYPE OF REPORTING PERSON

    BK
     *17,400       SHARES IN VARIOUS CAPACITIES
      37,106,670   SHARES AS TRUSTEE FOR VARIOUS LOCKHEED MARTIN
CORPORATION PLANS



CUSIP NO: 539830109   13G         Page 4 of 9 Pages


1.  NAME OF REPORTING PERSON:
     STATE STREET GLOBAL ADVISORS TRUST COMPANY
     I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 81-4017137

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

     0 SHARES

6.  SHARED VOTING POWER

     6,683,868

7.  SOLE DISPOSITIVE POWER

     0 SHARES

8.  SHARED DISPOSITIVE POWER

     43,790,538

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,790,538*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.27%

12. TYPE OF REPORTING PERSON

       IA


 *6,683,868   SHARES IN VARIOUS CAPACITIES
 37,106,670   SHARES AS INDEPENDENT FIDUCIARY AND/OR INVESTMENT
MANAGER FOR VARIOUS LOCKHEED MARTIN CORPORATION PLANS














CUSIP NO: 539830109   13G         Page 5 of 9 Pages

ITEM 1.
    (A)  NAME OF ISSUER
         LOCKHEED MARTIN CORPORATION
    (B)  ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
	6801 ROCKLEDGE DRIVE
        BETHESDA MD 20817
ITEM 2.
    (A)  NAME OF PERSON FILING
         STATE STREET CORPORATION AND ANY OTHER REPORTING PERSON
         IDENTIFIED ON THE SECOND PART OF THE COVER PAGES HERETO

    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE,
         RESIDENCE
         STATE STREET FINANCIAL CENTER
         ONE LINCOLN STREET
         BOSTON, MA 02111
        (FOR ALL REPORTING PERSONS)

    (C)  CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
         ORGANIZATION) OF COVER PAGES

   (D)  TITLE OF CLASS OF SECURITIES
        COMMON STOCK

  (E)  CUSIP NUMBER:
          539830109
ITEM 3.
         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
         OR (C), CHECK WHETHER THE PERSON FILING IS A:
         SEE ITEM 12(TYPE OF REPORTING PERSON) OF THE COVER PAGE
         FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS
         THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF
         THE COVER PAGES.
         SYMBOL    CATEGORY
          BK          BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC           INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                       OF THE ACT
          IC           INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                       THE INVESTMENT COMPANY ACT OF 1940.
          IA           AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                       13D-1(B) (1) (II) (E).
          EP AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA           A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                       OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE





CUSIP NO: 539830109    13G         Page 6 of 9 Pages

ITEM 4.   OWNERSHIP
          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

1) ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
          NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON ALL OF THE SECURITIES ARE BENEFICIALLY OWNED BY STATE STREET CORPORATION
AND ITS DIRECT OR INDIRECT SUBSIDIARIES IN THEIR VARIOUS FIDUCIARY AND OTHER CAPACITIES. AS A RESULT, ANOTHER ENTITY IN EVERY INSTANCE IS ENTITLED TO DIVIDENDS OR PROCEEDS OF SALE. STATE STREET BANK AND TRUST COMPANY IS THE TRUSTEE FOR AND STATE STREET GLOBAL ADVISORS IS THE INDEPENDENT FIDUCIARY AND/OR INVESTMENT MANAGER FOR LOCKHEED MARTIN CORP.
COMMON STOCK IN VARIOUS LOCKHEED MARTIN PLANS (SEE EXHIBIT 2)
IN THE LOCKHEED MARTIN CORPORATION DEFINED CONTRIBUTION PLANS MASTER TRUST. THIS TRUST BENEFICIALLY OWNS 12.94% OF THE COMMON STOCK OF LOCKHEED MARTIN CORP. IN THESE CAPACITIES, STATE STREET BANK AND TRUST COMPANY HAS
VOTING POWER AND STATE STREET GLOBAL ADVISORS TRUST COMPANY HAS DISPOSITIVE POWER OVER THE SHARES IN CERTAIN CIRCUMSTANCES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMEBERS OF THE GROUP
          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE




















CUSIP NO: 539830109   13G         Page 7 of 9 Pages

ITEM 10.  CERTIFICATION

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURES
	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

FEBRUARY 14, 2018
STATE STREET CORPORATION


/S/ ELIZABETH SCHAEFER
SENIOR VICE PRESIDENT


FEBRUARY 14, 2018
STATE STREET BANK AND TRUST COMPANY



/S/ ALYSSA A. ALBERTELLI
SENIOR VICE PRESIDENT


FEBRUARY 14, 2018
STATE STREET GLOBAL ADVISORS TRUST COMPANY



/S/ ALYSSA A. ALBERTELLI
SENIOR VICE PRESIDENT

                                EXHIBIT 1

THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION
OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S SECURITIES. PLEASE
REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION
STATE STREET BANK AND TRUST COMPANY				BK
SSGA FUNDS MANAGEMENT, INC.					 IA
STATE STREET GLOBAL ADVISORS, LTD    				 IA
STATE STREET GLOBAL ADVISORS, AUSTRALIA, LIMITED         		 IA
STATE STREET GLOBAL ADVISORS (ASIA) LIMITED			 IA
STATE STREET GLOBAL ADVISORS (JAPAN) CO., LTD			 IA
STATE STREET GLOBAL ADVISORS TRUST COMPANY			 IA
STATE STREET GLOBAL ADVISORS FRANCE, S.A.S				 IA
STATE STREET GLOBAL ADVISORS SINGAPORE LIMITED			 IA
STATE STREET GLOBAL ADVISORS GMBH       				 IA

NOTE: ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES OF STATE STREET CORPORATION.

CUSIP NO: 539830109   13G         Page 8 of 9 Pages


                             JOINT FILING AGREEMENT




IN ACCORDANCE WITH RULE 13D-1(K)(1) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE EXCHANGE ACT), EACH UNDERSIGNED ENTITY (EACH A COMPANY) HEREBY AGREES TO ANY AND ALL JOINT FILINGS REQUIRED TO BE MADE ON THE COMPANY`S BEHALF ON SCHEDULE 13G (INCLUDING AMENDMENTS THERETO) UNDER THE EXCHANGE ACT, WITH RESPECT TO SECURITIES WHICH MAY BE DEEMED TO BE BENEFICIALLY OWNED BY THE COMPANY UNDER THE EXCHANGE ACT, AND THAT THIS AGREEMENT BE INCLUDED AS AN EXHIBIT TO ANY SUCH JOINT FILING. THIS AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

IN WITNESS WHEREOF, EACH COMPANY HEREBY EXECUTES THIS AGREEMENT
EFFECTIVE AS OF THE DATE SET FORTH BELOW.


FEBRUARY 14, 2018
STATE STREET CORPORATION




/S/ ELIZABETH SCHAEFER
SENIOR VICE PRESIDENT




FEBRUARY 14, 2018
STATE STREET BANK AND TRUST COMPANY




/S/ ALYSSA A. ALBERTELLI
SENIOR VICE PRESIDENT


FEBRUARY 14, 2018
STATE STREET GLOBAL ADVISORS TRUST COMPANY




/S/ ALYSSA A. ALBERTELLI
SENIOR VICE PRESIDENT


















CUSIP NO: 539830109   13G         Page 9 of 9 Pages


EXHIBIT 2


- LOCKHEED MARTIN CORPORATION CAPITAL ACCUMULATION PLAN
- LOCKHEED MARTIN CORPORATION OPERATION SUPPORT SAVINGS PLAN
- LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING PLAN FOR BARGAINING EMPLOYEES
- LOCKHEED MARTIN CORPORATION SALARIED SAVINGS PLAN
- LOCKHEED MARTIN CORPORATION HOURLY CAPITAL ACCUMULATION PLAN
- LOCKHEED MARTIN CORPORATION HOURLY EMPLOYEE SAVINGS PLAN PLUS
- LOCKHEED MARTIN CORPORATION BASIC BENEFIT PLAN FOR HOURLY EMPLOYEES






Information Classification: General


Information Classification: General